EXHIBIT 3C
                                   ----------

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                           HEALTH PROFESSIONALS, INC.

      Health Professionals, Inc., a corporation organized and existing under and by virtue of the General Corporation of Law of the State of Delaware, (the "Corporation"), DOES HEREBY CERTIFY

      FIRST:By the unanimous resolution of the directors of Health Professionals, Inc., a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation declaring said amendment to be advisable and seeking the approval of the majority of the shareholders of said corporation to adopt such amendment to the Certificate of Incorporation, pursuant to Sections 222 and 242 of the Delaware General Corporation Law. The resolution setting forth the proposed amendment is as follows:

      RESOLVED,   that  ARTICLE  FOURTH  be  amended  by  adding  the  following paragraph:

      "C. Effective as of the effective date of this Amendment, each ten (10) shares of Common Stock, $.02 par value per share, outstanding before the effective date of the Amendment will be changed into one (1) fully paid and nonassessable share of Common Stock, $.02 par value per share; and that after the effective date of the Amendment, each holder of record of one or more certificates representing shares of the old Common Stock shall be entitled to receive one or more certificates representing the proportionate number of shares of new Common stock on surrender of a stockholder's old certificates for cancellation. If a stockholder shall be entitled to a fractional number of new shares of Common Stock which is not a whole number, then fractional interests of .5 or more of the number of new shares of Common Stock issued to the Stockholder shall be rounded upward to the highest whole number and fractional interests of less than .5 of the number of new shares of Common Stock will be reduced to the next nearest whole number. Any Stockholder whose aggregate stockholding is reduced to a fraction of one (1) share will receive one (1) share of new Common Stock."

      SECOND: that a majority of the Stockholders have given their written consent to the above amendments in accordance with the provisions of
      Section 242 of the Delaware General Corporation Law;


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      THIRD:that  the  aforesaid  amendment  shall be duly adopted in accordance with the applicable Sections 242 and 222 of the Delaware General Corporation Law.

      FOURTH:     that the capital of the Corporation shall not
      be reduced under or by reason of said amendment.

      FIFTH:that this amendment shall become effective upon its filing in the office of the Secretary of State of Delaware, and therefore being, the record date of a one (1) for ten (10) (1.10) reverse stock split of the Company's issued and outstanding shares of Common Stock.

      IN WITNESS WHEREOF, the corporation has caused its corporate seal to be hereunto affixed and this Certificate to be signed by its President and Secretary, this 17th day of February, 1996.




                                          HEALTH PROFESSIONALS, INC.



Attest:______/s/____________              By:________/s/________________
        Bradford J. Beilly,               William M. Reiter, President
        Secretary

























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